Exhibit 5.1

WESTMORELAND COAL COMPANY
9540 South Maroon Circle, Suite 200, Englewood, CO 80112
Phone: (303) 922-6463

August 2, 2016

Westmoreland Coal Company
9540 South Maroon Circle, Suite 200
Englewood, CO 80112

Ladies and Gentlemen:

I am the SVP, Chief Administrative Officer and Secretary of Westmoreland Coal Company, a Delaware corporation (the “Company”), and an attorney duly admitted to practice in the State of Colorado. I am familiar with the Company's Registration Statement on Form S-8 (Registration No. 333-206828) and Post-Effective Amendment No. 1 thereto(the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 500,000 shares of common stock, $0.01 par value per share (collectively, the “Shares”), of the Company, issuable under the Westmoreland Coal Company and Subsidiaries Employees' Savings Plan and the San Juan Coal Company Salaried 401(k) Plan (collectively, the "Plans").

I have examined the Certificate of Incorporation and Bylaws of the Company, each as amended and restated to date, and originals, or copies certified to my satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement, and such other documents relating to the Company as I have deemed material for the purposes of this opinion.

In examining the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, photostatic, or other copies, the authenticity of the originals of any such documents, and the legal capacity of all signatories to such documents.

I have further assumed that all necessary action will be taken, prior to the offer and sale of the Shares as described in the Registration Statement, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

I express no opinion herein as to the laws of any state or jurisdiction other than the Delaware General Corporate Law. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and I undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and I assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized for issuance by all necessary corporate action of the Company and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plans, will be validly issued, fully paid, and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares during the period in which the Registration Statement is effective. Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

I hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Jennifer S. Grafton
Jennifer S. Grafton
SVP, Chief Administrative Officer and Secretary